Exhibit 4.1
ARTICLES OF AMENDMENT
OF
WACHOVIA CORPORATION
     The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation to fix the preferences, limitations and relative rights of a new series of its class of Class A Preferred Stock:
1. The name of the corporation is WACHOVIA CORPORATION.
2. The following text will be added to Article IV of the restated articles of incorporation of the corporation to set forth the terms of the corporation’s Series I, Class A Preferred Stock by adding a new section (H) to such Article:
          “(H) Series I, Class A Preferred Stock
          Section 1. Designation. The designation of the series of Class A Preferred Stock created by this Section H of Article IV shall be Series I, Class A Preferred Stock, with no par value and a liquidation preference of $100,000 per share (hereinafter referred to as the “Series I Preferred Stock”). Each share of Series I Preferred Stock shall be identical in all respects to every other share of Series I Preferred Stock. Series I Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
          Section 2. Number of Shares. The number of shares of Series I Preferred Stock shall be 25,010. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series I Preferred Stock then outstanding) by the board of directors. Shares of Series I Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series I Preferred Stock.
          Section 3. Definitions. As used herein with respect to Series I Preferred Stock:
               “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Charlotte, North Carolina or New York, New York are not authorized or obligated by law, regulation or executive order to close.
               “Depositary Company” shall have the meaning set forth in Section 6(d) of Section H of Article IV.
               “Dividend Payment Date” shall have the meaning set forth in Section 4(a) of Section H of Article IV.
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               “Dividend Period” shall have the meaning set forth in Section 4(a) of Section H of Article IV.
               “DTC” means The Depositary Trust Company, together with its successors and assigns.
               “Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series I Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
               “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.
               “Parity Stock” means any other class or series of stock of the Corporation that ranks on a par with Series I Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
               “Series I Preferred Stock” shall have the meaning set forth in Section 1 of Section H of Article IV.
               “Telerate Page 3750” means the display page so designated on the Moneyline/Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to London Interbank Offered Rate for U.S. dollar deposits).
               “Three-Month LIBOR” means, with respect to any Dividend Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London Banking Day preceding the first day of that Dividend Period. If such rate does not appear on Telerate Page 3750, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Corporation, at approximately 11:00 a.m., London time on the second London Banking Day preceding the first day of that Dividend Period. Wachovia Bank, National Association, as calculation agent for the Preferred Stock, will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if the banks selected by the calculation agent to provide quotations are not quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this
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paragraph had Series I Preferred Stock been outstanding. The calculation agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series I Preferred Stock upon request and will be final and binding in the absence of manifest error.
          Section 4. Dividends.
               (a) Rate. Holders of Series I Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors, but only out of funds legally available therefor, non-cumulative cash dividends on the liquidation preference of $100,000 per share of Series I Preferred Stock, and no more, payable: (1) if the Series I Preferred Stock is issued prior to March 15, 2011, semi-annually in arrears on each March 15 and September 15 through March 15, 2011 and (2) from and including the later of March 15, 2011 and the date of issuance, quarterly in arrears on each March 15, June 15, September 15 and December 15. If any date prior to March 15, 2011 specified pursuant to the preceding sentence is not a Business Day, then dividends will be payable on the first Business Day following such date, without accrual to the actual payment date; if any date on or after March 15, 2011 specified pursuant the preceding sentence is not a Business Day, then dividends will be payable on the first Business Day following such date and dividends shall accrue to the actual payment date. The term “Dividend Payment Date” means each of the following dates occurring after the date of issuance of the Series I Preferred Stock: (i) each March 15 and September 15 through September 15, 2010 and (ii) each March 15, June 15, September 15 and December 15, or if any such day in the case of this clause (ii) is not a Business Day, the next Business Day. The term “Dividend Period” means each period from and including a Dividend Payment Date (or the date of issuance of the Series I Preferred Stock for the first Dividend Payment Date) to but excluding the next Dividend Payment Date. For any Dividend Period ending prior to the Dividend Payment Date in March 2011 dividends will accrue at a rate per annum equal to 5.80%, and for any Dividend Period ending after the Dividend Payment Date in March 2011, dividends will accrue at a rate per annum equal to the greater of (x) Three-Month LIBOR for the related Dividend Period plus 0.93% and (y) 5.56975%. The amount of dividends payable for any Dividend Period (1) ending prior to the Dividend Payment Date in March 2011 shall be computed on the basis of a 360-day year consisting of twelve 30-day months and (2) beginning on or after the Dividend Payment Date in March 2011 shall be computed on the basis of a 360-day year and the actual number of days elapsed.
               (b) Non-Cumulative Dividends. Dividends on shares of Series I Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series I Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series I Preferred Stock shall have no right to receive, dividends accrued for the Dividend Period ending immediately prior to such Dividend Payment Date after such Dividend Payment Date or to pay interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series I Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation. Holders of Series I Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period on the Series I Preferred Stock. No interest,
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or sum of money in lieu of interest, shall be payable in respect of any Dividend Payment or Dividend Payments or failure to make any Dividend Payment or Dividend Payments.
               (c) Priority of Dividends. So long as any share of Series I Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, and (iii) no shares of Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series I Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, unless full dividends on all outstanding shares of Series I Preferred Stock for the then-current Dividend Period have been paid in full or declared and set aside for payment. The foregoing shall not restrict the ability of the Corporation, or any affiliate of the Corporation, to engage in any market-making transactions in the Junior Stock or Parity Stock in the ordinary course of business. When dividends are not paid in full upon the shares of Series I Preferred Stock and any Parity Stock, all dividends declared upon shares of Series I Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series I Preferred Stock, and accrued dividends, including any accumulations on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears. If the board of directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of the Series I Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series I Preferred Stock shall not be entitled to participate in any such dividend.
          Section 5. Liquidation Rights.
               (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series I Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series I Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidation preference in an amount equal to $100,000 per share, plus an amount equal to all accrued and unpaid dividends for the then-current Dividend Period to the date of liquidation. The holder of Series I Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
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               (b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference to all holders of Series I Preferred Stock and the liquidation preferences of any Parity Stock to all holders of such Parity Stock, the amounts paid to the holders of Series I Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series I Preferred Stock and all such Parity Stock.
               (c) Residual Distributions. If the liquidation preference has been paid in full to all holders of Series I Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
               (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.
          Section 6. Redemption.
               (a) Optional Redemption. So long as full dividends for all outstanding shares of Series I Preferred Stock for the then-current Dividend Period have been paid or declared and a sum sufficient for the payment thereof set aside, the Corporation, at the option of the board of directors, may redeem in whole or in part the shares of Series I Preferred Stock at the time outstanding, at any time on or after the later of March 15, 2011 and the date of original issuance of the Series I Preferred Stock, upon notice given as provided in Subsection (b) below, at the redemption price in effect at the redemption date as provided in this Section 6. The redemption price for shares of Series I Preferred Stock shall be $100,000 per share plus dividends that have been declared but not paid plus accrued and unpaid dividends for the then-current Dividend Period to the redemption date.
               (b) Notice of Redemption. Notice of every redemption of shares of Series I Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series I Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series I Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series I Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series I Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where the Series I Preferred Stock are to be redeemed; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.
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               (c) Partial Redemption. In case of any redemption of only part of the shares of Series I Preferred Stock at the time outstanding, the shares of Series I Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series I Preferred Stock in proportion to the number of Series I Preferred Stock held by such holders or by lot or in such other manner as the board of directors may determine to be fair and equitable. Subject to the provisions hereof, the board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series I Preferred Stock shall be redeemed from time to time.
               (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the board of directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
          Section 7. Voting Rights. The holders of Series I Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law.
          Section 8. Conversion. The holders of Series I Preferred Stock shall not have any rights to convert such Series I Preferred Stock into shares of any other class of capital stock of the Corporation.
          Section 9. Rank. Notwithstanding anything set forth in the articles of incorporation or these Articles of Amendment to the contrary, the board of directors, without the vote of the holders of the Series I Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class of securities ranking senior to the Series I Preferred Stock as to dividends and upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
          Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series I Preferred Stock from time to time to such extent, in such manner, and upon such terms as the board of directors may determine; provided however,
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that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.
          Section 11. Unissued or Reacquired Shares. Shares of Series I Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Class A Preferred Stock without designation as to series.
          Section 12. No Sinking Fund. Shares of Series I Preferred Stock are not subject to the operation of a sinking fund.”
3. The amendments to the articles of incorporation contained herein do not require shareholder approval pursuant to Section 55-6-02 of the North Carolina Business Corporation Act, since they create a new series of shares of a class that has no outstanding shares and do not affect a series of a class of shares in one or more of the ways described in Section 55-10-04 of the North Carolina Business Corporation Act. The amendments to the articles of incorporation were duly adopted by the board of directors on January 27, 2006.
     This the 30th day of January, 2006.

WACHOVIA CORPORATION
By:	/s/ Ross E. Jeffries, Jr.
	Name:	Ross E. Jeffries, Jr.
Title: Senior Vice President

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